Exhibit 5.1

February 8, 2007

Acorn Factor, Inc.
200 Route 17
Mahwah, NJ 07430

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Acorn Factor, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company, on the date hereof, under the Securities Act of 1933 for the purpose of registering an aggregate of 1,515,000 shares of its common stock, par value $.01 per share (the “Shares”), that may be issued pursuant to (i) previously granted non-plan options, (ii) the Company’s 2006 Stock Option Plan for Non-Employee Directors, and (iii) the Company’s 2006 Stock Incentive Plan (collectively the “Plans”).

On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Eilenberg Krause & Paul LLP